Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contacts:	Melissa Rose
410-953-1218

Bill Forrest
Gleacher Partners, LLC
212-418-4200

Media Contact:

Erin Somers

410-953-2405

MAGELLAN RECEIVES COURT AUTHORITY TO HONOR ALL OBLIGATIONS TO EMPLOYEES, PROVIDERS AND CUSTOMERS

COLUMBIA, Md. — March 11, 2003 — Magellan Health Services, Inc. (OCBB: MGLH) today announced that the U.S. Bankruptcy Court for the Southern District of New York authorized the Company to honor all pre-Chapter 11 obligations to its employees, providers and customers in the ordinary course of business.

Steven Shulman, chief executive officer of Magellan Health Services, said, “We are very pleased with the Court’s prompt actions today.  The authority we have obtained further underscores that it is business as usual at Magellan, and strongly supports our commitment to our employees, providers and customers.  We are focused on serving our customers and working closely with our business partners as we proceed forward in our financial restructuring process.  We are confident that the action taken by the Bankruptcy Court today will further strengthen our business and enhance our reorganization effort.”

The Company expects to complete its financial restructuring and emerge from the Chapter 11 process during the third quarter of this calendar year.

Gleacher Partners LLC is serving as financial advisor to Magellan, and Weil, Gotshal & Manges LLP is bankruptcy counsel to Magellan.

Headquartered in Columbia, Md., Magellan Health Services, Inc.  (OCBB: MGLH), is the country’s leading behavioral managed care organization, with approximately 68 million covered lives. Its customers include health plans, government agencies, unions, and corporations.

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Certain of the statements made in this press release including the success of any restructuring constitutes forward looking statements contemplated under the Private Securities Litigation Reform Act of 1995.  These forward looking statements are subject to known and unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward looking statements including:  the ability to obtain the acceptances from its creditors necessary to consummate the proposed restructuring, the company’s obtaining bankruptcy court approval of a disclosure statement related to the plan and any other needed approvals and confirmation and consummation of the proposed plan of reorganization, service issues arising with certain customers, terminations by customers, operating results or cash flows differing from those contemplated or implied by such forward looking statements, the impact of new or amended laws or regulations, governmental inquiries, outcome of ongoing litigation, interest rate increases, unanticipated increases in the costs of care and other factors.  Any forward looking statements made in this press release are also qualified in their entirety by these risks and the complete discussion of risks set forth under the caption “Cautionary Statements” in Magellan’s Annual Report on Form 10-K/A for the year ended September 30, 2002 filed with the Securities and Exchange Commission on January 23, 2003.